SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FIRSTMERIT CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[FIRSTMERIT LOGO]
III Cascade Plaza
Akron, Ohio 44308

March 13, 2000

To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 19, 2000 at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

      The election of directors will take place at the Annual Meeting. This year we will elect five Class III Directors whose terms will expire at the Annual Meeting in 2003. All of the nominees are currently serving as directors.

      Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director, as well as the other directors who will continue in office.

      It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

Sincerely,

/s/ John R. Cochran
John R. Cochran
Chairman and Chief Executive Officer

FirstMerit Corporation

III CASCADE PLAZA
AKRON, OHIO 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 19, 2000

      The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 19, 2000, at 10:00 A.M. (local time), for the following purposes:

1.	To elect five Class III Directors and to fix the total number of directors at 18; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on February 22, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

By Order of the Board of Directors,

/s/ Terry E. Patton

Terry E. Patton
Secretary

Akron, Ohio
March 13, 2000

THE 1999 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

FirstMerit ® Corporation

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or “Company”), of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 19, 2000, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit® is a registered trademark of the Company.

      The close of business on February 22, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 88,388,573 shares of common stock, no par value per share (“Common Stock”), each of which is entitled to one vote. For information concerning principal shareholders, see the section titled “Principal Shareholders” below.

      The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308, telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 1999 Annual Report to Shareholders are being mailed to the shareholders of FirstMerit on or about March 13, 2000.

      For the election of directors, under Ohio law, FirstMerit’s Amended and Restated Articles of Incorporation, and its Code of Regulations (“Regulations”), if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. A majority of the outstanding shares of Common Stock constitutes a quorum. An abstention from voting any share with respect to the election of any nominee for director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of directors since the share is not counted for voting purposes.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

      Five Class III directors are being nominated and are to be elected at this Annual Meeting of Shareholders. In addition, the shareholders are being asked by the Board of Directors, pursuant to Article III, Section 2 of the Regulations, to fix the total number of directors at 18, decreased from 21, which was fixed by the shareholders in 1998. As a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to Article III, Section 3 of the Regulations, to appoint an individual to the Board. Such a need could occur, as examples, as part of the terms of a future acquisition, or in the event the Board finds a highly qualified candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year. Assuming a decrease in the total number of directors to 18, there would be two vacancies on the Board for such purpose, one in each of classes II and III.

      Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director. The Board of Directors has nominated the persons listed below as nominees. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meeting, a quorum being present, will be elected. A majority of the outstanding shares of Common Stock constitutes a quorum. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

(Term Expiring in 2003)(a)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

John C. Blickle	49	President of Heidman, Inc., dba McDonald’s	26,690	(d)
		Restaurants, Akron, Ohio, quick service restaurants	1,972	(e)
			2,400	(f)
Sid A. Bostic	57	President and Chief Operating Officer, FirstMerit	9,970	(d)
		Corporation; President and Chief Operating Officer,	277,500	(f)
		FirstMerit Bank, N.A.; formerly Chairman, President
		and Chief Executive Officer, Norwest Bank Indiana,
		N.A., Fort Wayne, Indiana
Terry L. Haines	53	President, Chief Executive Officer and Director, A.	3,570	(e)
		Schulman, Inc., Akron, Ohio, a publicly held	12,000	(f)
		manufacturer and wholesaler of plastic materials
Robert G. Merzweiler	46	President and Chief Executive Officer, Landmark	8,000	(d)
		Plastic Corporation, Akron, Ohio, a manufacturer of	13,200	(f)
		plastic products
Jerry M. Wolf	54	President and Chief Executive Officer of Midwest	10,000	(d)
		Acoust-A-Fiber, Inc., Delaware, Ohio; formerly	150	(e)
		Chairman of the Board of Directors of	2,400	(f)
		Jefferson Savings Bank and a member of the
		Board of Directors of PremierBank & Trust

CLASS II DIRECTORS CONTINUING IN OFFICE (Term Expiring in 2002)(a)
Karen S. Belden	58	Realtor, The Prudential-DeHoff Realtors, North	22,562	(d)
		Canton, Ohio; formerly Director of the CIVISTA	167,600	(e)(g)
		Corporation, a publicly held savings and loan holding company	8,400	(f)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

R. Cary Blair	60	Chairman and Chief Executive Officer of Westfield	6,145	(e)
		Companies, Westfield Center, Ohio, a group of	8,400	(f)
		insurance companies; Director, The Davey Tree Expert
		Company, Kent, Ohio, a publicly held horticultural
		company
Robert W. Briggs	58	Chairman (formerly President) of the law firm of	6,170	(d)
		Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio	106,759	(e)(g)
			8,400	(f)
Gary G. Clark	50	Formerly Chairman and Chief Executive Officer of	160,269	(d)
		Signal Corp and Signal Bank, N.A, Wooster Ohio	1,856	(e)
			2,400	(f)
			57,746	(h)
Clifford J. Isroff	63	Chairman and Secretary, I Corp., Akron, Ohio, a	9,200	(d)
		manufacturing holding company	13,200	(f)

CLASS I DIRECTORS CONTINUING IN OFFICE (Term Expiring in 2001)(a)
John R. Cochran	57	Chairman and Chief Executive Officer of FirstMerit,	241,269	(d)
		Chairman and Chief Executive Officer of FirstMerit	27,420	(e)
		Bank, N.A.; member of the Board of Directors of the	700,000	(f)
		Federal Reserve Bank of Cleveland; formerly President
		and Chief Executive Officer of FirstMerit, and President
		and Chief Executive Officer, Norwest Bank, Omaha,
		Nebraska
Richard Colella	64	Attorney, Colella & Kolczun, P.L.L., Lorain, Ohio	8,933	(d)
			800	(e)
			4,800	(f)
Philip A. Lloyd, II	53	Attorney, Brouse McDowell, a Legal Professional	45,023	(d)
		Association, Akron, Ohio	375,318	(e)(g)
			10,800	(f)
Roger T. Read	58	Formerly Chairman, Chief Executive Officer and	122,024	(e)
		President, Harwick Chemical Corporation, Akron,	12,000	(f)
		Ohio, a manufacturer and wholesaler of chemicals and
		allied products
Richard N. Seaman	54	President and Chief Executive Officer, Seaman	3,300	(d)
		Corporation, Wooster, Ohio, a manufacturer of vinyl coated industrial fabrics	4,800	(f)
Charles F. Valentine	60	Executive Vice President of FirstMerit;	174,180	(d)
		formerly Chairman and Chief Executive Officer of	53,130	(e)
		Security First Corp. and Security Federal Savings	58,500	(f)
		and Loan Association, Mayfield Heights, Ohio

(a)	The directors have served since the year following their names: Mr. Isroff, 1981; Mr. Lloyd, 1988; Mr. Blickle, 1990; Messrs. Merzweiler and Haines, 1991; Mr. Read, 1992; Mr. Cochran, 1995; Mrs. Belden and Messrs. Blair and Briggs, 1996; Messrs. Bostic, Colella, Seaman, Valentine and Wolf, 1998; Mr. Clark, 1999.

(b)	Number of shares beneficially owned is reported as of February 16, 2000. None of the directors beneficially owns one percent (1%) or more of the outstanding shares of FirstMerit Common Stock.

(c)	All directors and executive officers as a group (28 persons) beneficially owned 3,577,161 shares of Common Stock as of February 16, 2000, including 1,534,160 options to purchase Common Stock. This represents approximately 4.0% of the outstanding shares of Common Stock as of that date.

(d)	Sole voting and/or investment power.

(e)	Shared voting and/or investment power.

(f)	Shares with respect to which the nominee or director has the right to acquire beneficial ownership by exercising options granted under FirstMerit’s 1992 Stock Option Program (“1992 Stock Plan”), the 1992 Directors Stock Option Program (“Director Stock Plan”), or the FirstMerit Corporation 1997 Stock Plan (“1997 Stock Plan”).

(g)	Includes reported beneficial ownership of the following numbers of shares owned by family members or trusts, as to which the director disclaims any beneficial ownership: Mrs. Belden, 167,600; Mr. Briggs, 106,759; and Mr. Lloyd, 346,386.

(h)	Shares subject to stock options granted by Signal Corp and assumed by FirstMerit on February 12, 1999.

      There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning his integrity.

Committees of the Board of Directors

      The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 1999 Annual Meeting of Shareholders.

      The Audit and Review Committee consisted of Robert G. Merzweiler, Chairman, Karen S. Belden, Robert W. Briggs, Richard N. Seaman and Jerry M. Wolf. It met five times during 1999 to examine and review internal and external reports of operations of FirstMerit and its operating subsidiaries (the “Subsidiaries”) for presentation to the full Board of Directors.

      The Credit Committee consisted of Philip A. Lloyd, II, Chairman, Karen S. Belden, John C. Blickle, Richard Colella, Elizabeth A. Dalton (through April 20, 1999) and Justin T. Rogers, Jr. It met six times during 1999 to monitor the lending activities of the Subsidiaries and to help assure such activities were conducted in a manner consistent with FirstMerit’s loan policy.

      The Compensation Committee was appointed to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and the Subsidiaries, and to administer (among other plans) FirstMerit’s stock option plans, the FirstMerit Corporation Executive Incentive Plan (the “Compensation Program”) and the Executive Life Insurance Program (“Insurance Plan”). In addition, the Committee is involved in administering the Employee Stock Purchase Plan (“ESPP”), the Pension Plan for Employees of FirstMerit Corporation and the Subsidiaries (“Pension Plan”), the Executive Supplemental Retirement Plan (“SERP”) and the FirstMerit Corporation and Subsidiaries Employees’ Salary Savings Retirement Plan (“401(k) Plan”). The

committee met six times during 1999. Its members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Philip A. Lloyd, II and Justin T. Rogers, Jr., although Mr. Lloyd recused himself from determinations relating to compensation subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      The Executive Committee evaluates and responds to management’s recommendations concerning planning, management, acquisitions, nominations for directors and committee membership. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee consisted of Clifford J. Isroff, Chairman, R. Cary Blair, John C. Blickle, Sid A. Bostic, John R. Cochran, Philip A. Lloyd, II, Roger T. Read and Justin T. Rogers, Jr. It met seventeen times during 1999.

      There were thirteen regularly scheduled and special meetings of the Board of Directors in 1999. All of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”), and to furnish FirstMerit with copies of all such forms they file. FirstMerit understands from the information provided to it by Section 16 Filers that for 1999 all reports were duly and timely filed by the Section 16 Filers, except as set forth below:

      An amended Form 4 was filed on August 21, 1999 by Gregory R. Bean to report the open market sale of 2,322 shares of Common Stock at $28.50 per share. The amendment related to his Form 4 filed on July 10, 1999, which through an administrative error did not contain the above information.

      Richard Colella filed an amended Form 3 in February 2000 to disclose (i) his wife’s ownership of 800 shares of Common Stock and (ii) his beneficial ownership of 600 shares of Common Stock held through FirstMerit’s Dividend Reinvestment Plan. Mr. Colella’s 1998 Form 3 omitted this information due to oversight.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its Subsidiaries, to or on behalf of its executive officers. The table shows the compensation of the individual serving in the capacity of Chief Executive Officer, as well as each of the four other most highly compensated executive officers of FirstMerit, determined as of the end of the last fiscal year, December 31, 1999 (collectively the “Named Executive Officers”), and for the fiscal years ended December 31, 1998 and 1997:

Summary Compensation

					Long-Term
		Annual Compensation			Compensation Awards

				Other	Restricted		Securities
Name and				Annual	Stock		Underlying
Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)		Options/SARs(5)

John R. Cochran(7)	1999	$574,750	$440,000	$–0–	$–0–	(8)	120,000
Chairman and Chief	1998	540,000	350,880	–0–	–0–		120,000
Executive Officer	1997	492,500	264,000	52,436	511,888		110,000
Sid A. Bostic(9)	1999	387,500	227,500	–0–	–0–	(10)	202,500
President and Chief	1998	320,833	8,238	–0–	255,375		75,000
Operating Officer
Jack R. Gravo	1999	200,000	142,590	–0–	–0–		56,328
Executive Vice	1998	245,000	160,475	–0–	–0–		21,375
President	1997	236,792	100,000	–0–	–0–		9,000
John R. Macso	1999	307,500	179,439	–0–	–0–		67,619
Executive Vice	1998	285,417	132,550	–0–	–0–		16,904
President	1997	272,505	130,000	–0–	–0–		15,914
George P. Paidas	1999	190,625	109,890	–0–	–0–		72,000
Executive Vice	1998	168,333	60,000	–0–	–0–		7,500
President	1997	153,001	90,000	–0–	–0–		–0–

[Additional columns below]

[Continued from above table, first column(s) repeated]

Name and	All Other
Principal Position	Compensation(6)

John R. Cochran(7)	$39,042
Chairman and Chief	39,042
Executive Officer	29,655
Sid A. Bostic(9)	38,619
President and Chief	33,744
Operating Officer
Jack R. Gravo	19,408
Executive Vice	20,308
President	19,240
John R. Macso	26,169
Executive Vice	26,169
President	16,345
George P. Paidas	30,600
Executive Vice	30,600
President	29,985

(1)	Includes the deferred portion of salary under the 401(k) Plan.

(2)	For 1999, 1998 and 1997, the bonus includes the amounts paid or accrued pursuant to the Compensation Program. The amounts included represent the incentive bonus earned for the prior year, but which cannot be determined and paid until the first quarter the following year. For 1999, the bonus amounts reported include amounts which were deferred to subsequent periods pursuant to FirstMerit’s Executive Deferred Compensation Plan. The amounts deferred to a subsequent period for each individual were as follows: Mr. Cochran, $424,816, Mr. Bostic, $113,750, Mr. Gravo, -0-, Mr. Macso, $44,850 and Mr. Paidas -0-.

(3)	Perquisites provided to each of the Named Executive Officers in 1999 did not exceed the disclosure thresholds established under Commission regulations and are not included in these totals.

(4)	Other than Messrs. Cochran and Bostic, none of the Named Executive Officers holds restricted stock. No long-term incentive plan payouts were made in 1999.

(5)	The terms of the stock options granted in 1999 to the Named Executive Officers are described in detail in the footnotes to the table “Options/ SAR Grants in Last Fiscal Year.”

(6)	“All Other Compensation” for 1999 includes the following: (i) contributions to FirstMerit’s 401(k) Plan to match the 1999 pre-tax elective deferral contributions made by each to the 401(k) Plan: Mr. Cochran, $7,500, Mr. Bostic, $7,500, Mr. Gravo, $6,500, Mr. Macso, $7,500 and Mr. Paidas, $7,500, and (ii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit’s Insurance Program (together with amounts paid as a tax “gross-up” on such amounts): Mr. Cochran, $31,542, Mr. Bostic, $31,119, Mr. Gravo, $12,908, Mr. Macso, $18,669 and Mr. Paidas, $23,100. None of the Named Executive Officers received fees as a director or committee member.

(7)	Mr. Cochran was promoted to Chairman and Chief Executive Officer from President and Chief Executive Officer on February 1, 1998.

(8)	On March 1, 1995, Mr. Cochran received 25,000 shares of restricted Common Stock pursuant to the FirstMerit Corporation 1995 Restricted Stock Plan and on April 9, 1997, he received 25,200 shares of restricted Common Stock pursuant to the 1997 Stock Plan. As of February 16, 2000, the fair market value of such shares equaled $818,762, based upon a closing market price of $16.31 per share. The restrictions on the 1995 shares lapse equally over a three-year period beginning in March, 2001, and restrictions on the 1997 shares lapse equally over a three-year period beginning in April, 2005, but all may vest at an earlier time due to death, disability, a Change of Control, Termination Without Cause or Termination for Good Reason. The dividends on such shares are currently paid to Mr. Cochran.

(9)	Mr. Bostic joined the Company on February 1, 1998.

(10)	The restrictions on the 9,000 shares of Common Stock awarded to Mr. Bostic on February 1, 1998 will lapse on February 1, 2001 with respect to 7,000 of such shares, on February 1, 2002 with respect to 1,000 of such shares and on February 1, 2003 with respect to the remaining 1,000 shares, but all may vest at an earlier time due to death, disability, a Change of Control, Termination Without Cause or Termination for Good Reason. As of February 16, 2000, the fair market value of such shares equaled $146,790, based upon a closing market price of $16.31 per share. The dividends on such shares are currently paid to Mr. Bostic.

Stock Options

      The following table contains information concerning the grant of stock options and/or dividend units during fiscal 1999 under FirstMerit’s 1999 Stock Plan (the “1999 Stock Plan”) and 1997 Stock Plan to the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates
			Percent of Total			of Stock Price
	Number of		Options/SARs			Appreciation for
	Total		Granted to			Option Term(2)
	Options/SARs		Employees in	Exercise or	Expiration
Name	Granted(1)		Fiscal Year	Base Price	Date	5%	10%

John R. Cochran	80,000	(3)	4.44%	$26.000	2/18/09	$1,422,136	$2,692,486
	40,000	(4)	2.22%	26.000	2/18/09	711,068	1,346,243

	120,000		6.66%
Sid A. Bostic	135,000	(5)	7.49%	26.000	2/18/09	1,547,718	4,543,570
	67,500	(4)	3.75%	26.000	2/18/09	773,859	2,271,785

	202,500		11.24%
Jack R. Gravo	10,606	(6)	0.59%	27.813	2/15/06	48,266	180,387
	7,071	(6)	0.39%	27.813	2/15/06	32,179	120,264
	2,651	(6)	0.15%	27.813	7/18/06	12,064	45,088
	12,000	(4)	0.67%	26.000	2/18/09	137,575	403,873
	24,000	(5)	1.33%	26.000	2/18/09	275,150	807,746

	56,328		3.13%
John R. Macso	19,619	(6)	1.09%	26.313	2/15/06	118,711	363,108
	48,000	(8)	2.66%	26.000	2/18/09	550,300	1,615,492

	67,619		3.75%
George P. Paidas	48,000	(5)	2.66%	26.000	2/18/09	550,300	1,615,492
	24,000	(4)	1.33%	26.000	2/18/09	275,150	807,746

	72,000		4.00%
Total All Employees	1,801,432	(7)

(1)	The 1997 Stock Plan generally provides for granting of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”) (collectively “Stock Options”) and shares of restricted stock. The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). If granted by the Committee, a one-time reload option of NQSOs may be granted equal to the number of whole shares used by the participant to exercise an option. Shares of stock acquired upon the exercise of the reload option are restricted from sale for two years. If so provided by the Committee, an option may be transferred to an option holder’s immediate family. In the event of a “Change of Control,” unless the Committee otherwise determines, any unvested Stock Options will immediately vest. “Change of Control” is basically defined as a change in 30% or more of the beneficial ownership of FirstMerit or a change of a majority of the Board of Directors within a two-year period.

The 1997 Stock Plan also provides that a “Dividend Unit” may be awarded to participants with respect to each share of Common Stock for which a Stock Option is granted, for a period of up to five years. The 1997 Stock Plan provides that in the event of a Change of Control, FirstMerit will promptly thereafter pay to each participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

(2)	This computation does not include the value of Dividend Units. In 1999, the following amounts were accrued as Dividend Units by the named Executive Officers: Mr. Cochran, $174,800, Mr. Bostic, $191,900, Mr. Gravo, $62,591, Mr. Macso, $66,261 and Mr. Paidas, $83,197.

(3)	These NQSO’s vested on February 18, 2000.

(4)	These NQSO’s become exercisable in January, 2001 if FirstMerit reaches its three-year earnings per share target for the vesting of these options. Otherwise they vest in August, 2008.

(5)	These NQSO’s vest in 33 1/3% increments on February 18, 2000, February 18, 2001 and February 18, 2002.

(6)	Reload option granted on the exercise of a prior option.

(7)	This number includes Stock Options granted to Named Executive Officers under the 1997 Stock Plan and to FirstMerit employees, other than Named Executive Officers, under the 1999 Stock Plan.

(8)	These NQSO’s become exercisable on various dates, subject to the net operating income target of Mobile Consultants, Inc., a wholly owned indirect subsidiary of FirstMerit.

      The following table contains information concerning the exercise of Stock Options under FirstMerit’s 1992 Stock Plan and the 1997 Stock Plan, and information on unexercised Stock Options held as of the end of the 1999 fiscal year, by the Named Executive Officers:

Aggregated Option/ SAR Exercises in Last Fiscal Year

And Fiscal Year-end Option/ SAR Values

Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			at Fiscal Year-End	at Fiscal Year-End
Shares Acquired
Name	on Exercise	Value Realized	Exercisable/Unexercisable(1)	Exercisable/Unexercisable(2)

John R. Cochran	–0–	$–0–	540,000/160,000	$3,625,900/–0–
Sid A. Bostic	–0–	–0–	50,000/227,500	–0–/–0–
Jack R. Gravo	38,334	500,738	59,937/36,000	92,406/–0–
John R. Macso	35,000	404,705	59,857/48,000	195,506/–0–
George P. Paidas	1,300	18,606	53,785/72,000	385,385/–0–

(1)	Share information relating to options granted prior to September, 1997 has been restated to give effect to the 2-for-1 stock split effective in that month.

(2)	Based upon the closing price reported in the Nasdaq Stock Market National Market System (“Nasdaq”) for the Common Stock of FirstMerit on December 31, 1999. This computation does not include the value of any Dividend Units.

Beneficial Ownership and Stock Ownership Guidelines

      The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of February 16, 2000.

Title of Class(1)	Name of Officer	Number of Shares(2)	Percent of Class(3)

Common Stock	John R. Cochran	886,939	1.0%
Common Stock	Sid A. Bostic	174,970	—
Common Stock	Jack R. Gravo	222,398	—
Common Stock	John R. Macso	118,017	—
Common Stock	George P. Paidas	104,330	—

(1)	None of the Named Executive Officers owns any shares of FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”).

(2)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Cochran, 620,000; Mr. Bostic, 120,000; Mr. Gravo, 67,937; Mr. Macso, 75,857; and Mr. Paidas, 65,875.

(3)	Other than Mr. Cochran, none of the listed officers owns more than one percent of Common Stock.

      In February 1996, the Board adopted stock ownership guidelines for its officers. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock having a market value equal to at least the following levels of their base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times.

Pension Plans

      Under the Pension Plan for Employees of FirstMerit Corporation and the Subsidiaries (the “Pension Plan”), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the Pension Plan on the same basis as other employees.

      Pension benefits at normal retirement age 65 are based on the average base salary (exclusive of bonuses and overtime, if either exists, and not exceeding $160,000 in 1999) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service, up to 40 years, plus .55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service not exceeding 35 years. “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.

      Contributions to the Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 1999, the Named Executive Officers had the following numbers of years of service credited to them: Mr. Cochran had 5 years, Mr. Bostic, 2 years, Mr. Gravo, 24 years, Mr. Macso, 34 years, and Mr. Paidas, 20 years.

      The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight-life annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.

PENSION PLAN TABLE

	Estimated Annual Benefits Upon Retirement on
Average Base	December 31, 1999 with Years of Service Indicated
Salary Used for
Plan Benefits	15 years	20 Years	25 Years	30 Years	35 Years	40 Years

$150,000	$40,002	$53,363	$66,704	$80,045	$93,385	$103,510

$200,000	54,272	72,363	90,454	108,545	126,635	140,135

$250,000	68,522	91,363	114,204	137,045	159,885	176,760

$300,000	82,772	110,363	137,954	165,545	193,135	213,385

$350,000	97,022	129,363	161,704	194,045	226,385	250,010

$400,000	111,272	148,363	185,454	222,545	259,635	286,635

$450,000	125,522	167,363	209,204	251,045	292,885	323,260

$500,000	139,772	186,363	232,954	279,545	326,135	359,885

$550,000	154,022	205,363	256,704	308,045	359,385	396,510

$600,000	168,272	224,363	280,454	336,545	392,635	433,135

$650,000	182,522	243,363	304,204	365,045	425,885	469,760

$700,000	196,772	262,363	327,954	393,545	459,135	506,385

$750,000	211,022	281,363	351,704	422,045	492,385	543,010

$800,000	225,272	300,363	375,454	450,545	525,635	579,635

$850,000	239,522	319,363	399,204	479,045	558,885	616,260

$900,000	253,772	338,363	422,954	507,545	592,135	652,885

      The foregoing figures are provided without regard to limitations on annual pension benefits that may be paid from a tax-qualified pension plan and trust under the Internal Revenue Code (“Code”).

      FirstMerit has adopted the SERP for its employees, including executive officers. Under the SERP, persons entitled to receive benefits under the Pension Plan are eligible to receive the excess amounts they would have been entitled to under the Pension Plan but for limitations on maximum benefits imposed by the Code on tax-qualified pension plans. The SERP provides total executive retirement income based upon a formula of 50% of the final two-year average of the executive’s earnings plus 1.5% of the final two-year average earnings for each year of service up to ten years. This retirement income “target” is then reduced by the benefits provided by other retirement and supplemental plans, Social Security, and the benefits from previous employers’ retirement plans to produce a net benefit under the SERP. In addition, benefits are further reduced by three percent for each year where the retirement age is less than 65 years. The SERP benefit is payable for 15 years.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Philip A. Lloyd, II and Justin T. Rogers, Jr. In serving on the Compensation Committee, Mr. Lloyd has recused himself from determinations relating to compensation subject to Section 16 of the Exchange Act.

      Mr. Lloyd also served on the Executive and Credit Committees. He is a shareholder of the law firm of Brouse McDowell, A Legal Professional Association (“Brouse McDowell”) which performs legal services for FirstMerit and its Subsidiaries. During 1999, Brouse McDowell was paid $648,057 for legal services rendered to FirstMerit and $1,022,063 for legal services rendered to the Subsidiaries. The amount of Mr. Lloyd’s interest in such fees cannot be practically determined.

Employment Contracts and Termination of Employment Arrangements

      This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.

      Effective December 1, 1998, the Company entered into an Employment Agreement with John R. Cochran which provides that he serve as the Chairman and Chief Executive Officer of the Company, set his annual base salary at $550,000, which was increased to $583,000 in 1999, (subject to annual review), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change of Control. Pursuant to the agreement, Mr. Cochran will receive bonuses in accordance with the Company’s Compensation Program. His threshold award under such program was set at 60% of his base salary.

      Mr. Cochran was also provided the right to participate in various retirement plans, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The agreement contains a covenant not to compete for a minimum two-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. These obligations consist essentially of the payment of Mr. Cochran’s base salary, bonus and other benefits until the earlier of the second anniversary of the termination date or the last day of the month of Mr. Cochran’s sixty-fifth birthday. In the event that Mr. Cochran’s employment is terminated at his election or for Cause, the covenant not to compete remains in force, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence.

      The Board of Directors also agreed to nominate Mr. Cochran to the Board of Directors. Additionally, if Mr. Cochran’s employment is terminated by FirstMerit without Cause or by Mr. Cochran with Good Reason during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates November 30, 2003, unless terminated at an earlier time pursuant to its terms.

      The employment agreement also provides that if there is a Change of Control of FirstMerit, and within three years Mr. Cochran is terminated without Cause or resigns with Good Reason, or within one year resigns without Good Reason, he will be entitled to an amount payable in one lump sum. This amount will be equal to (i) the lesser of (a) Mr. Cochran’s annual base salary in effect at the time of termination or immediately prior to the Change of Control (whichever is higher) or (b) one-twelfth of such annual base salary, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday), plus (ii) an amount equal to the highest annual incentive compensation paid to Mr. Cochran over the three-year period preceding the Change of Control. Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability or (ii) by FirstMerit (or its successor) for Cause.

      In addition, Mr. Cochran is to receive a lump-sum payment after termination equal to (i) the lesser of (a) the annual cost of all accident, disability, and life insurance in effect at the time of termination or immediately prior to the Change of Control (whichever is higher) or (b) one twelfth of such amount, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday). Mr. Cochran will also receive continued health care coverage and continued payment by the Company of premiums on the Executive Life Insurance Policy (plus 40% of such premiums as a tax “gross-up”).

      Also in the Event of a Change of Control, Mr. Cochran’s stock options and similar rights in which he participates would be subject to immediate vesting. Based upon the closing price of FirstMerit Common Stock effective for January 1, 2000 of $23.00 and had a Change of Control occurred on that date, the Company believes Mr. Cochran would have been entitled to a payment equal to $4,411,440. In addition, Mr. Cochran would have been indemnified to the extent of $2,508,552 as reimbursement for the tax imposed under Section 4999 the Code, or any similar tax. FirstMerit also must pay for one year (up to $35,000) of reasonable outplacement expenses incurred by Mr. Cochran in seeking comparable employment through a placement firm.

      Effective February 1, 1998, the Company entered into an Employment Agreement with Sid A. Bostic which provides that he serve as the President and Chief Operating Officer of the Company, set his annual base salary at $350,000, which was increased to $400,000 in 1999, (subject to annual review), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change of Control. Pursuant to the agreement, Mr. Bostic will receive bonuses in accordance with the Company’s Compensation Program. His threshold award under such program was set at 50% of his base salary.

      Mr. Bostic was also provided the right to participate in various retirement plans, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The Board of Directors also agreed to nominate Mr. Bostic to the Board of Directors.

      The agreement contains a covenant not to compete for a minimum one-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. In the event that Mr. Bostic’s employment is terminated at his election or for Cause, the covenant not to compete remains in force for a one-year period, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence. If Mr. Bostic’s employment is terminated by FirstMerit without Cause or by Mr. Bostic with Good Reason during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates January 31, 2001, unless terminated at an earlier time pursuant to its terms.

      FirstMerit also entered into agreements with John R. Macso effective February 2, 2000, pursuant to which Mr. Macso was appointed to the position of Chairman of Mobile Consultants, Inc., a subsidiary acquired by the Company in connection with the February 12, 1999 acquisition of Signal Corp (“MCI”). Pursuant to the agreements, Mr. Macso will serve as the Chairman of MCI until January 31, 2002 and receive an annual salary of $310,000 in addition to other benefits. He was also awarded options to purchase 48,000 shares of FirstMerit Common Stock at $26.00 per share, subject to certain vesting requirements.

      To promote stability among the other executive officers, the Board of Directors of FirstMerit authorized FirstMerit to enter into agreements with other key officers regarding their termination due to a Change of Control. All of the other Named Executive Officers, with the exception of Mr. Macso, have agreements which have Change of Control provisions. These agreements each provide that if there is a Change of Control of FirstMerit, and the Named Executive Officer is subsequently terminated during the term of the his agreement, he will be entitled to an amount payable in one lump sum. This amount will be equal to (i) the lesser of (a) the Named Executive Officer’s base salary at the time of termination or immediately prior to the Change of Control (whichever is greater) multiplied by two (two and a half in the case of Sid A. Bostic) or (b) one twelfth of such annual base salary multiplied by the number of months between the termination and the Named Executive Officer’s sixty-fifth birthday (including both the months of termination and of the officer’s birthday), plus (ii) an amount equal to the average annual incentive compensation paid to such officer over the two years preceding the Change of Control, multiplied by two (or two and a half in the case of Sid A. Bostic). Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for Cause, or (iii) by the Named Executive Officer other than for Good Reason. In addition, each Named Executive Officer is to receive benefits during the two-year period (or thirty-month period in the case of Mr. Bostic) after termination which must include medical and life insurance benefits identical to those in effect just before the Change of Control.

      Each Named Executive Officer also will be entitled to immediate vesting of all stock options and similar rights in which he participates. Based upon the closing price of FirstMerit Common Stock effective for January 1, 2000 of $23.00, the Company believes that, had a Change of Control occurred on that date, certain Named Executive Officers would have been entitled to the following payments: Mr. Bostic, $1,580,204, Mr. Gravo $801,360 and Mr. Paidas, $674,973. The foregoing totals are limited to the amounts permitted under Section 4999 of the Code without being considered “parachute payments.” FirstMerit must also pay for one year (up to $25,000) of reasonable outplacement expenses incurred by the officer in seeking comparable employment through a placement firm.

FirstMerit Compensation Committee Report on Executive Compensation

     Philosophy and Composition of Committee

      FirstMerit’s executive compensation program is designed to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established by the Compensation Committee and approved by the non-employee members of the Board of Directors (“non-employee directors”). In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit’s shareholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit.

      FirstMerit’s executive compensation program is administered by the Compensation Committee of the Board of Directors, composed entirely of the following non-employee directors: Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Philip A. Lloyd, II and Justin T. Rogers, Jr. Mr. Lloyd, however, has recused himself from determination relating to compensation subject to Section 16 of the Exchange Act.

     Establishment of Executive Compensation Program and Procedures

      The Compensation Committee has utilized the services of Sibson & Company (“Sibson”), a nationally recognized independent compensation consulting company, to review and to make recommendations regarding the effectiveness of FirstMerit’s executive compensation program. As part of that review and for purposes of recommending a program to FirstMerit, Sibson was requested to review the executive compensation program being utilized and compare it with similar programs of public corporations that shared one or more common traits with FirstMerit (such as market capitalization, asset size and geographic location), which the Committee and Sibson felt might be FirstMerit’s most direct competitors for executive talent, and also to assist FirstMerit in establishing and weighting specific assessment areas for the Chief Executive Officer. The recommendations of Sibson have been utilized by the Committee and Board of Directors.

      The Compensation Committee is responsible for the establishment of the base salary, as well as the award level for the annual incentive compensation program, both subject to approval by the non-employee directors. The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, also subject to approval by the non-employee directors. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer and Chief Operating Officer of FirstMerit. In evaluating the Chief Executive Officer’s performance, the Committee reviews reports submitted by each non-employee member of the board of directors and reports on that evaluation directly to the non-employee members of the Executive Committee and then to the non-employee directors.

      As an overall evaluation tool in determining levels of compensation for the FirstMerit executive officers, as well as for the Chief Executive Officer, the Committee reviews the compensation policies of other public companies, as well as published financial industry salary surveys. Although the Committee has not defined or established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys which share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the Nasdaq Banks Index (an index included in FirstMerit’s “Performance Graph” below), and as such, the Committee is unable to make any comparisons between the two.

     Components of the Named Executive Officer Compensation

      For 1999, the executive compensation program for the Named Executive Officers consisted of four primary components: (i) a base salary; (ii) incentive compensation; (iii) executive benefits, such as insurance and retirement benefits; and (iv) benefits which are generally available to all employees. These components are discussed in detail below.

      Base Salary. The Named Executive Officers’ base salaries and performance are reviewed annually. They are primarily determined by evaluating the individual officers’ level of responsibilities for their position, comparing their position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of FirstMerit.

      Significant weight is also given to the views of the Chief Executive Officer and the Chief Operating Officer of FirstMerit regarding how the Named Executive Officer has succeeded in his annual performance goals. These goals are established by the Chief Executive Officer or Chief Operating Officer for each Named Executive Officer, including personal and corporate goals. The nature of these goals differs depending upon each Named Executive Officer’s job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals and cost containment.

      The Named Executive Officer’s base salary is then established by the Committee based upon the items listed above, as well as upon the Company’s overall performance during the preceding year. The Committee does not place a specific weight value on any of the above-listed factors. The base salary as established is subject to approval by the non-employee directors.

      Incentive Compensation. Incentive compensation includes two programs: the award of cash bonuses through the Compensation Program and the award of stock options and restricted stock under the 1997 Stock Plan. The participants and awards under FirstMerit’s incentive plans are determined by the Committee, subject to approval by the non-employee directors.

Cash Incentive Compensation. FirstMerit’s policy for cash incentive compensation is to reward the achievement of financial objectives established in advance by the Compensation Committee. Prior to the beginning of each year performance targets are established by the Committee. The performance targets focus upon the earnings per share (“EPS”) of FirstMerit, and depending upon the duties of a Named Executive Officer, the EPS of one or more Subsidiaries. Also included as targets are individual performance goals. The Committee has the right, however, to also take into consideration other factors related to the individual performance of the Named Executive Officer in making an award to him under the Compensation Program. An incentive bonus award for a Named Executive Officer depends upon two basic factors: (i) the position held by the Named Executive Officer, which establishes a maximum bonus available based upon a percentage of the officer’s base salary (60-100% of the base salary for the Chief Executive Officer; 50-80% of the base salary for the Chief Operating Officer; 40-70% of the base salary for the other Named Executive Officers) and (ii) the extent to which the performance targets, including the EPS target, have been met or exceeded.

All incentive bonus awards are currently paid in cash, unless deferred at the officer’s election under FirstMerit’s Executive Deferred Compensation Plan. The bonuses paid, or accrued but deferred by the executive, in 1999 were based upon FirstMerit’s 1998 performance.

Stock Options. FirstMerit’s philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company’s overall performance and an incentive to manage with a view toward maximizing long-term shareholder value. Stock option grants provide an incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of FirstMerit’s Common Stock.

Option grants provide the right to purchase shares of FirstMerit’s Common Stock at the fair market value on the date of the grant. Stock options are granted to Named Executive Officers pursuant to the 1997 Stock Plan using guidelines which include corporate performance and individual responsibilities and performance.

In 1999, the Committee determined and awarded to certain key individuals “performance” stock options, which vest in January, 2001, but only if a target cumulative EPS is achieved, otherwise the options vest in August, 2008, as well as “multi-year” stock options representing grants equal to approximately three times each Named Executive Officer’s normal annual grant, as determined by the Committee, which vest in 33 1/3% increments on the anniversary of the option grant in 2000, 2001 and 2002. The total number of option grants made in 1999 for all participants in the 1999 Stock Plan and the 1997 Stock Plan was for 1,801,432 shares of FirstMerit Common Stock, of which 518,447 shares, or 28.8%, were awarded to the Named Executive Officers (including 39,947 reload options granted upon the exercise of prior options).

Stock Ownership Guidelines. In February 1996, the Board adopted stock ownership guidelines for its officers. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock having a market value equal to at least the following levels of their base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times. The Board annually reviews the level of ownership to monitor the progress towards attaining these guidelines.

     Determination of the Chief Executive Officer’s Compensation

      John R. Cochran has served as the Chief Executive Officer of the Company since March 1, 1995. Mr. Cochran’s compensation package is detailed in this Proxy Statement under the tables and descriptive paragraphs of this section entitled “Executive Compensation and Other Information.”

      Mr. Cochran’s base salary for 1999 was determined by the Committee through an assessment of several areas, including the annual financial results of FirstMerit and his overall performance as a leader of the Company. In determining compensation the annual financial results (which focused on net operating income) were given a 75% weight by the Committee, whereas overall performance as a leader was given a 25% weight by the Committee. Overall performance was further broken down into seven sub-areas, three of which were each given a 20% weight, while the other four were each given a 10% weight. In addition to these factors, the Committee also reviewed information from Sibson to determine if there were any overall trends in the financial services industry regarding compensation of chief executive officers that would suggest any adjustments to the amounts to be paid to Mr. Cochran.

      Based on these factors, the Committee established Mr. Cochran’s 1999 annual base salary effective as of April 1, 1999 at $583,000, which was approximately a 6.0% increase from his 1998 base salary. Mr. Cochran was also granted “performance” stock options, as described above, to purchase 40,000 shares of FirstMerit Common Stock and an annual grant of stock options (which vested one year after the date of grant) to purchase 80,000 shares of FirstMerit Common Stock, both at a per share price equal to 100% of the fair market value on the date of grant. All of the options granted were NQSOs and equated to 6.7% of all options granted in 1999 to participants in the 1999 Stock Plan and 1997 Stock Plan.

     Deductibility of Executive Compensation

      The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m) which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base for any employee and therefore, compensation should not be affected by the qualifying compensation regulations. Under the FirstMerit Corporation Executive Deferred Compensation Plan (“Executive Deferred Plan”), which was approved by the shareholders in April 1996, amounts deferred by executives will not be subject to Code Section 162(m). The Executive Deferred Plan permits executive officers of FirstMerit to elect to defer their base salary and incentive compensation in “stock units” (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof).

      The foregoing report has been respectfully furnished by the members of the Compensation Committee, being:

Roger T. Read, Chairman Terry L. Haines Philip A. Lloyd, II	R. Cary Blair Clifford J. Isroff Justin T. Rogers, Jr.

Performance Graph

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit’s Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing December 31, 1994 and ended December 31, 1999.(1)

GRAPH

	FMER	Nasdaq	Nasdaq Banks(2)	S&P 500

‘1994‘	100.00	100.00	100.00	100.00
‘1995‘	126.12	140.98	147.80	137.54
‘1996‘	154.60	173.45	191.24	169.09
‘1997‘	253.73	211.85	318.56	225.49
‘1998‘	246.44	297.01	285.87	289.93
‘1999‘	217.15	552.77	269.23	350.93

(1)	Assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.

(2)	This is a CRSP Index and includes all companies on Nasdaq within the SI Codes of 602 and 671. To the extent Nasdaq makes available the identity of the companies which comprise this index, the Company, in a prompt manner, will make such information available to any person requesting such.

Director Compensation

      The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit were compensated for their services effective in April 1998:

Annual	Fee Per	Fee Per
Base Retainer Fee	Board Meeting	Committee Meeting

$12,000	$800(1)	$800(1)

(1)	Directors are paid $400 for telephonic Board and Committee meetings.

      The non-employee directors may also receive an additional cash payment of $6,000 if a certain performance based criterion is met by FirstMerit. In 1999 the criterion was met and the directors received the additional payment.

      The non-employee directors who serve as the chairmen of the various Board committees receive additional cash compensation as follows: Audit, Compensation and Credit Committees, $625; and the Executive Committee, $775. FirstMerit may pay fees to directors who are former officers of FirstMerit or the Subsidiaries but not to directors who are incumbent officers of FirstMerit or the Subsidiaries.

      The FirstMerit Director Deferred Compensation Plan (“Director Deferred Plan”), which was approved by the shareholders in April 1996, permits directors of FirstMerit who are not employees to elect to defer their fees in either “stock units” (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account which is credited with interest at a rate of Moody’s plus two. Ten of FirstMerit’s directors participated in the Director Deferred Plan during 1999.

      On April 9, 1997, the shareholders approved the 1997 Stock Plan. This Plan generally provides for granting of NQSOs to directors who are not full-time employees of FirstMerit. Under the Plan, up to 200,000 shares of FirstMerit Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below. Each non-employee director is awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 2,400 shares of Common Stock. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The Plan also provides that a Dividend Unit will be awarded to non-employee directors with respect to each share of Common Stock for which a NQSO is granted. The amount payable with respect to each Dividend Unit is equal to the aggregate dividends actually paid on one share of Common Stock, to the extent the participant held the Dividend Unit on the record date for payment of each such dividend. Dividend Units will be awarded for terms of ten years, but they will accrue dividends for only the five years following their award. The Plan provides that in the event of a Change of Control, FirstMerit will promptly pay to each participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

      In February 1996, the Board adopted stock ownership guidelines for its directors. The guidelines state that within five years after adoption, directors of FirstMerit should own Common Stock having a market value equal to at least five times their base retainer.

Certain Relationships and Related Transactions

      During 1999, certain directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with the Subsidiaries of FirstMerit in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future.

      All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by or affiliated with FirstMerit. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.

      The law firm of Brouse McDowell performed legal services for FirstMerit and the Subsidiaries in 1999. Philip A. Lloyd, II, a Class I Director of FirstMerit, is a shareholder of the law firm. The amounts of such fees for legal services are indicated under “Compensation Committee Interlocks and Insider Participation,” above. The amount of Mr. Lloyd’s interest in such fees cannot practicably be determined.

      The law firm of Buckingham, Doolittle & Burroughs received fees for the performance of legal services for a subsidiary of FirstMerit in 1999. Robert W. Briggs, a Class II Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Briggs’ interest in such fees cannot practicably be determined.

      The law firm of Colella & Kolczun, P.L.L. received fees for the performance of legal services for a subsidiary of FirstMerit in 1999. Richard Colella, a Class I Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Colella’s interest in such fees cannot practicably be determined.

      FirstMerit and the Subsidiaries also employ other law firms to perform legal services.

PRINCIPAL SHAREHOLDERS

      The following table describes the beneficial ownership of Common Stock of each entity who was known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 16, 2000. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares and “investment power” means the power to dispose of or to direct the disposition of shares.

      These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

Name and Address of	Shares and Nature of
Beneficial Owner	Beneficial Ownership	% of Class

Cincinnati Financial Corporation P.O. Box 145496 Cincinnati, OH 45250	6,764,384	7.5%
FirstMerit Bank, N.A. Trust Division 121 S. Main Street Akron, OH 44308	5,312,070	5.9%

AUDITORS

      FirstMerit has selected PricewaterhouseCoopers LLP as its auditors for 2000. PricewaterhouseCoopers LLP, and its predecessor Coopers & Lybrand, has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting.

SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS

      Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2001 may be made only by a qualified shareholder and must be received by FirstMerit no later than November 11, 2000.

      The Executive Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person’s name and qualifications, in writing, to the Executive Committee. Under Article II, Section 2, of FirstMerit’s Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.

GENERAL

      The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $6,500, plus reasonable distribution and mailing costs.

      Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

/s/ Terry E. Patton
Terry E. Patton
Secretary

Akron, Ohio

March 13, 2000

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

			For All Nominees	With- hold	For all Except
			[ ]	[ ]	[ ]

----------------------- FIRSTMERIT CORPORATION -----------------------	1.	For the election of five Class III Directors and to fix the total number of directors at 18.
COMMON STOCK		John C. Blickle Robert Merzweiler Sid A. Bostic Jerry M. Wolf Terry L. Haines

CONTROL NUMBER: RECORD DATE SHARES:		NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

	2.	Such other business as properly may come before said meeting and any adjournments thereof.

Please be sure to sign and date this Proxy Date

-Shareholder sign here-------------------------Co-owner sign here----------------	Mark box at right if an address change or comment has been noted on the reverse side of this card.	[	]

DETACH CARD	DETACH CARD

FIRSTMERIT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS, APRIL 19, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FIRSTMERIT CORPORATION

The undersigned hereby appoints FRANK H. HARVEY, JR. AND JAMES L. HILTON, and each of them, proxies with full power of substitution to vote on behalf of the Shareholders of FirstMerit Corporation on Wednesday, April 19, 2000, and at any adjournment(s) and postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the proposals set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting: provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” APPROVAL OF ALL PROPOSALS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
THE ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, each person must sign. If the stockholder is a corporation, the signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
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